Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

TC Global, Inc.:

We consent to the incorporation by reference of our report dated June 3, 2010, relating to the consolidated financial statements of the Company appearing in this Registration Statement on Form S-8 of TC Global, Inc. (formerly Tully’s Coffee Corporation) for the year ended March 29, 2009.

/s/ Moss Adams LLP

Seattle, Washington

June 3, 2010